Exhibit 99.1

PSB HOLDINGS, INC. ANNOUNCES

MARCH 2013 QUARTERLY EARNINGS OF $.97 PER SHARE

ON NET INCOME OF $1.6 MILLION

Wausau, WI. – April 26, 2013 – PSB Holdings, Inc. (OTCQB: PSBQ) reported March 2013 quarterly earnings of $.97 per share on net income of $1,609,000 compared to earnings of $.70 per share on net income of $1,180,000 during the March 2012 quarter, up 36%. March 2013 earnings benefited from higher net interest income compared to March 2012, up $385,000, or 8%, as total average interest earning assets increased 14% over the prior year quarter including $33 million in organic loan growth (up 8%) and the June 2012 acquisition of Marathon State Bank (“Marathon”) which added $24 million in loans. Total assets increased to $685 million at March 31, 2013 compared to $607 million at March 31, 2012.

Noninterest income also increased $173,000 during the March 2013 quarter compared to March 2012, led by record investment sales commissions and higher mortgage refinance income. This additional revenue offset increased operating expenses, up $307,000, or 8%, excluding loss on foreclosed assets for both years and $117,000 in Marathon merger professional expenses incurred in March 2012. Total quarterly credit costs, including provision for loan losses and loss on foreclosed assets, declined $64,000, or 16%, during the March 2013 quarter compared to the March 2012 quarter as nonperforming assets declined $6.9 million, or 37%, during the past 12 months. Lastly, the March 2013 quarterly provision for income tax expense was reduced $73,000 for benefits realized on amendment of Marathon’s previously filed tax returns.

Peter W. Knitt, President and CEO of PSB noted, “In March 2013, many special items came together to propel the bank to significantly higher income, including continued mortgage refinance income, a 108% increase in wealth management investment sales commissions, and tax savings from amended Marathon tax returns. While this type of income can be volatile or non-recurring, our net interest income level has remained steady since the September 2012 quarter, and March 2013 quarterly net margin of 3.37% compared favorably to December 2012 and September 2012 quarterly net margin of 3.38% and 3.37%, respectively.” Knitt continued, “Net loan growth during the March 2013 quarter of $15 million outpaced our expectations and positions us for increased net interest income during the remainder of 2013 despite downward pressure on net interest margin.”

Financial Highlights

❖	March 2013 quarterly earnings of $.97 per share compared to March 2012 earnings of $.70 per share. Excluding a March 2013 benefit from amended tax returns and March 2012 professional fee expense, both of which were associated with the purchase of Marathon State Bank, March 2013 earnings were $.93 per share compared to $.77 per share during March 2012, up 21%.

❖	Tangible net book value rose 9% to $33.71 per share compared to March 31, 2012. March 2013 quarterly return on stockholders’ equity was 11.83% compared to 9.30% during March 2012.

❖	Net loans receivable increased $15 million, or 3%, during the quarter ended March 31, 2013 compared to a net loan decline of $2 million during the quarter ended March 31, 2012.

❖	Nonperforming assets continued to trend lower reaching $11.9 million at March 31, 2013 compared to $12.5 million at December 31, 2012 and $18.9 million at March 31, 2012, down 37% during the last year. March 31, 2013 nonperforming assets were 1.74% of total assets compared to 1.75% at December 31, 2012 and 3.11% at March 31, 2012.

Balance Sheet Changes

Total assets were $685.4 million at March 31, 2013, down $26.5 million (3.7%) since December 31, 2012, but up $78.6 million (13.0%) since March 31, 2012. Assets since March 2012 increased on the purchase of Marathon State Bank during June 2012. Marathon held $107.4 million of assets on the purchase date including cash equivalents, securities, and other short-term investments totaling $82.7 million. Since the purchase, a portion of Marathon’s cash and securities have been used to reduce wholesale funding (including brokered certificates of deposit, Federal Home Loan Bank advances, and wholesale repurchase agreements) which declined to $124.3 million at March 31, 2013 compared to $132.5 million at March 31, 2012, down 6.2%.

Total assets declined since December 31, 2012 as $36.0 million in short-term cash and cash equivalents were used to support $32.5 million in local deposit withdrawals including seasonal deposits totaling $24.4 million from commercial and municipal depositors. An $8.0 million increase in FHLB borrowings and $4.6 million of maturing investment security cash flow was used to fund $8.9 million in residential real estate mortgage net loan growth and $5.0 million in commercial related net loan growth. During the quarter ended March 31, 2013, Marathon branch deposits (excluding short-term seasonable deposits) declined $2.3 million, or 2.5%, led by a $2.4 million decline in certificates of deposit.

During the remainder of 2013, PSB expects to fund future loan and asset growth from a combination of additional wholesale funding, primarily brokered or national certificates of deposits and FHLB advances, and local deposit growth.

Asset Quality, Credit Costs, and the Allowance for Loan Losses

PSB recorded a $323,000 provision for loan losses during the March 2013 quarter compared to $160,000 recorded in March 2012. Despite lower levels of nonperforming assets during the March 2013 quarter compared to March 2012, the 2013 provision increased to fund reserves associated with increased net loan growth. Loss on foreclosed assets was $6,000 during March 2013 compared to $233,000 in March 2012, which included $189,000 of partial write-downs to fair value on certain foreclosed assets. Taken together, March 2013 quarterly credit costs were $329,000 compared to $393,000 during 2012, a decline of $64,000, or 16%. Assuming the current trend in lower nonperforming assets, PSB expects total credit costs in the coming quarters to be similar to those seen during the March 2013 quarter. Average quarterly credit costs were $340,000 during the year ended December 31, 2012, and any reduction in 2013 credit costs is not expected to be a significant driver of increased 2013 earnings as it was during 2012.

Total nonperforming assets decreased $528,000, or 4%, since December 31, 2012, and decreased $6,924,000, or 37%, since March 31, 2012. During the past year, the improvement in nonperforming assets was due to a $4,168,000 reduction in accruing restructured loans repaid on certain borrowers’ sale of collateral, and a $1,286,000 reduction in foreclosed assets from sale of PSB’s largest foreclosed property held since 2009. At March 31, 2013, the allowance for loan losses was $7,434,000, or 1.49% of total loans (74% of nonperforming loans), compared to $7,431,000, or 1.53% of total loans (70% of nonperforming loans) at December 31, 2012, and $7,755,000, or 1.75% of total loans (52% of nonperforming loans) at March 31, 2012.

Net charge-offs of loan principal were $320,000 during the quarter ended March 31, 2013. Two unrelated credit relationships including a commercial loan and non-owner occupied single family residential mortgage loans totaling $229,000 were charged off during March 2013, representing 72% of all quarterly charge-offs. Net charge-offs of loan principal were $346,000 during the quarter ended March 31, 2012 led by a charge-off totaling $125,000 associated with inventory and equipment financing with an implement dealer upon liquidation. Annualized net loan charge-offs declined slightly and were 0.26% and 0.31% of total loans during the quarters ended March 31, 2013, and 2012, respectively.

Nonperforming assets are shown in the following table.

Non-Performing Assets as of	March 31,		December 31
(dollars in thousands)	2013	2012	2012

Nonaccrual loans (excluding restructured loans)	$6,162	$5,828	$6,491
Nonaccrual restructured loans	1,187	2,241	1,224
Restructured loans not on nonaccrual	2,755	6,923	2,965
Accruing loans past due 90 days or more	—	—	—

Total nonperforming loans	10,104	14,992	10,680
Nonaccrual trust preferred investment security	—	750	—
Foreclosed assets	1,822	3,108	1,774

Total nonperforming assets	$11,926	$18,850	$12,454

Nonperforming loans as a % of gross loans	2.02%	3.38%	2.20%
Total nonperforming assets as a % of total assets	1.74%	3.11%	1.75%
Allowance for loan losses as a % of nonperforming loans	73.57%	51.73%	69.58%

All nonperforming assets aggregating to $500,000 or more measured by gross principal outstanding per credit relationship included two relationships at both March 31, 2013 and December 31, 2012, totaling $1,404,000 and $1,416,000, respectively. No new large problem credits were identified during the March 2013 quarter. Specific reserves maintained on these large problem loans were $268,000 at March 31, 2013 and $269,000 at December 31, 2012.

Capital and Liquidity

During the quarter ended March 31, 2013, stockholders’ equity increased $1,259,000 primarily from $1,609,000 of net income less $238,000 used to repurchase 8,930 shares of stock on the open market at an average price of $26.62 per share. During the March 2012 quarter, 200 shares of common stock were repurchased at an average price of $23.25 per share.

On February 1, 2013, PSB refinanced $7 million of 8% senior subordinated notes with $1 million of cash and $6 million in proceeds from issuance of new debt. The new debt includes $4 million of privately placed senior subordinated notes carrying a 3.75% fixed interest rate with interest only payments, due in 2018, and $2 million in a fully amortizing term note with a correspondent bank carrying a floating rate of interest and maturing in 2015. Although the previous 8% notes qualified as Tier 2 regulatory capital, the new $6 million in notes do not qualify as Tier 2 regulatory capital which reduced the total regulatory capital ratio from 14.87% at December 31, 2012 to approximately 13.50% at March 31, 2013. The refinancing is expected to reduce interest expense by $322,000 during 2013 compared to 2012. Interest expense on senior subordinated notes was $72,000 and $142,000 during the quarters ended March 31, 2013 and 2012, respectively and contributed to increased quarterly net income in 2013 compared to the prior year.

Net book value increased to $33.71 per share at March 31, 2013, compared to $30.96 per share at March 31, 2012, an increase of 8.9%. PSB’s equity to assets ratio increased to 8.13% at March 31, 2013 compared to 7.65% at December 31, 2012 due to increased retained earnings and a 3.7% reduction in assets during the quarter. However, the equity to assets ratio continues to be less than 8.48% at March 31, 2012 due to the purchase of Marathon in the June 2012 quarter using existing cash on hand without the issuance of new common stock. For regulatory purposes, the $7.7 million junior subordinated debentures maturing September 2035 reflected as debt on the Consolidated Balance Sheet are reclassified as Tier 1 regulatory equity capital. PSB was considered “well capitalized” under banking regulations at March 31, 2013.

PSB regularly maintains access to wholesale markets to fund loan originations and manage local depositor needs. At March 31, 2013, unused and available wholesale funding was approximately $261 million, or 38% of total assets, compared to $273 million, or 38% of total assets at December 31, 2012. Unused wholesale funding sources include federal funds purchased lines of credit, Federal Reserve Discount Window advances, FHLB advances, brokered and national certificates of deposit, and a holding company correspondent bank line of credit. PSB’s ability to borrow funds on a short-term basis from the Federal Reserve Discount Window is an important part of its liquidity analysis and represented 26% of unused and available liquidity at March 31, 2013 and December 31, 2012.

Net Interest Margin

Tax adjusted net interest income totaled $5,446,000 (on net margin of 3.37%) during the March 31, 2013 quarter compared to $5,535,000 (3.38%) in the December 2012 quarter and $4,995,000 (3.50%) in the March 2012 quarter. During the December 2012 quarter, net interest income benefited from resolution of past due interest due PSB on its investment in trust preferred debentures issued by Johnson Financial Group, Inc. December 2012 quarterly net interest income before consideration of the $105,000 interest payment from Johnson would have been $5,430,000 and net margin would have been 3.31%.

Although net interest income increased over prior quarterly periods from increased average earning assets, net margin remains under significant pressure from falling loan yields. During the quarter ended March 31, 2013, loan yields declined .19% (to 4.72%) while the average deposit cost declined only .08% (to .58%) compared to the linked December 2012 quarter. Most of the increased March 2013 net margin compared to the December 2012 quarter (excluding past due interest collected on the Johnson investment) was due to reduced senior subordinated debt interest expense following the February 1, 2013 refinance to lower the interest rate.

In light of very low market rates and intense competition for high credit quality loan growth, PSB expects loan yields during the upcoming quarter to decline as maturities and originations are repriced at rates lower than the current portfolio. The decline in loan yield may be greater than deposit costs can be reduced with deposit rates already near functional minimums. In addition, PSB expects investment securities yields to continue to decline during the June 2013 quarter as maturing funds are reinvested into significantly lower market yields.

However, approximately $27 million of existing wholesale funding with a 2.52% average cost is scheduled to mature or be repriced during the remainder of 2013. Lower wholesale funding costs, including on the refinanced senior subordinated notes, and increased average earning assets during 2013 compared to 2012 are expected to support net interest income growth during the June 2013 quarter.

Noninterest and Fee Income

Total noninterest income for the quarter ended March 31, 2013 was $1,415,000, compared to $1,242,000 earned during the March 2012, an increase of $173,000, or 13.9%. Investment sales and management commissions from Peoples Wealth Management increased $149,000, or 108%, to $287,000 during March 2013 compared to $138,000 during March 2012. Investment commissions can be dependent on completed sales and such income can be volatile quarter to quarter. However, PSB expects commission income of approximately $200,000 per quarter during the remainder of 2013 compared to the $184,000 quarterly average seen during calendar 2012.

Customer residential mortgage loan refinance activity also led mortgage banking activity higher by $84,000, or 26.9% more than seen during the March 2012 quarter. During the March 2013 quarter, a provision for serviced mortgage loan recourse liability of $203,000 was partially offset by a $123,000 reduction in the mortgage servicing right valuation allowance. A recourse loss of $125,000 was charged against the liability during March 2013 due to foreclosure losses on a mortgage sold to the FHLB that was determined to have been improperly underwritten. Loans originated by this former employee were reviewed and the situation is believed to be isolated, although a $78,000 recourse liability continued to be maintained at March 31, 2013. PSB expects mortgage banking income to decline moderately during the remainder of 2013 as most qualifying borrowers will have completed a refinance into the current rate levels. Lower mortgage banking fees will have a negative impact on net income in 2013.

Operating Expenses

Noninterest expenses totaled $4,082,000 during the March 2013 quarter compared to $4,119,000 during the March 2012 quarter, down $37,000. Excluding the loss on foreclosed assets for both periods and $117,000 of professional fees associated with the Marathon purchase, March 2013 quarterly expenses would have been $4,076,000, and March 2012 quarterly expenses would have been $3,769,000, an increase of $307,000, or 8.1%.

During March 2013, salaries and employee benefits increased $135,000, or 6.2%, from inflationary wage increases effective January 1, 2013 and the additional cost of Marathon employees. In addition, occupancy and facilities expense increased $91,000, or 22.4% from operating and refurbishing costs of Marathon’s branch location retained following the purchase. Lastly, data processing and office operations expense increased $73,000, or 18.1%, from the addition of Marathon customer accounts and mailing costs associated with Marathon customer communication and account changes.

The March 2013 provision for income taxes was reduced $73,000 for the tax benefit realized on amendment of Marathon’s previously filed 2009 through 2011 income tax returns primarily to correct the treatment of tax-exempt interest on municipal loans. Before this tax reduction, the March 2013 effective income tax rate would have been 30.5%. Excluding $117,000 in nondeductible Marathon purchase professional fees, the March 2012 effective income tax rate would have been 31.6%. The effective tax rate decreased during 2013 from acquisition of Marathon’s tax exempt municipal securities portfolio. During the March 2013 quarter, tax exempt securities represented 7.9% of average interest earning assets compared to 5.3% of average interest earning assets during March 2012, prior to the purchase of Marathon.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB Holdings, Inc., its profits, changes in noninterest income and expenses, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release. Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions outlined under “Forward-Looking Statements” and elsewhere in Item 1A of PSB Holdings, Inc.’s Form 10-K for the year ended December 31, 2012. PSB Holdings, Inc. assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the release of this filing.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank. Peoples is headquartered in Wausau, Wisconsin, operating eight full service retail and commercial locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties. In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages. More information concerning the operations and performance of PSB Holdings, Inc. may be found on the PSB investor relations website, www.psbholdingsinc.com. PSB Holdings, Inc stock is traded on the Over the Counter Bulletin Board Exchange and the OTC Markets Exchange under the symbol PSBQ.

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PSB Holdings, Inc.

Quarterly Financial Summary

(dollars in thousands, except per share data)

	Quarter ended – Unaudited
	March 31,	December 31,	September 30,	June 30,	March 31,
Earnings and dividends:	2013	2012	2012	2012	2012

Net income	$1,609	$1,685	$1,226	$1,918	$1,180
Basic earnings per share(3)	$0.97	$1.01	$0.74	$1.15	$0.70
Diluted earnings per share(3)	$0.97	$1.01	$0.74	$1.15	$0.70
Dividends declared per share(3)	$—	$0.38	$—	$0.36	$—
Net book value per share	$33.71	$32.93	$32.34	$31.64	$30.96
Semi-annual dividend payout ratio	n/a	21.72%	n/a	19.44%	n/a
Average common shares outstanding	1,656,162	1,662,929	1,663,472	1,663,410	1,663,138

Balance sheet - average balances:

Loans receivable, net of allowances	$485,495	$472,096	$460,697	$447,886	$436,907
Total assets	$689,687	$691,688	$698,103	$639,404	$607,917
Deposits	$541,672	$546,371	$550,564	$493,349	$466,121
Stockholders’ equity	$55,137	$54,661	$53,440	$52,835	$51,016

Performance ratios:

Return on average assets(1)	0.95%	0.97%	0.70%	1.21%	0.78%
Return on average stockholders’ equity(1)	11.83%	12.26%	9.13%	14.60%	9.30%
Average tangible stockholders’ equity
less accumulated other comprehensive
income (loss) to average assets(4)	7.82%	7.71%	7.44%	8.01%	8.10%
Net loan charge-offs to average loans(1)	0.26%	0.38%	0.19%	0.24%	0.31%
Nonperforming loans to gross loans	2.02%	2.20%	2.93%	2.95%	3.38%
Allowance for loan losses to gross loans	1.49%	1.53%	1.55%	1.61%	1.75%
Nonperforming assets to tangible equity
plus the allowance for loan losses(4)	19.33%	20.54%	28.59%	29.38%	32.44%
Net interest rate margin(1)(2)	3.37%	3.38%	3.37%	3.42%	3.50%
Net interest rate spread(1)(2)	3.20%	3.19%	3.21%	3.20%	3.27%
Service fee revenue as a percent of
average demand deposits(1)	1.89%	1.94%	2.17%	2.41%	2.66%
Noninterest income as a percent
of gross revenue	17.60%	18.35%	17.24%	25.81%	15.65%
Efficiency ratio(2)	59.50%	61.31%	70.89%	54.85%	66.04%
Noninterest expenses to average assets(1)	2.40%	2.50%	2.77%	2.56%	2.73%

Stock price information:

High	$28.50	$28.75	$29.20	$26.67	$24.76
Low	$25.30	$25.50	$24.50	$21.81	$21.86
Market value at quarter-end	$28.00	$26.00	$28.75	$25.24	$24.76

(1) Annualized

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%.

(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4) Tangible stockholders’ equity excludes intangible assets and any preferred stock capital elements.

PSB Holdings, Inc.

Consolidated Statements of Income

	Three Months Ended
	March 31,
(dollars in thousands, except per share data – unaudited)	2013	2012

Interest and dividend income:
Loans, including fees	$5,687	$5,841
Securities:
Taxable	541	572
Tax-exempt	373	263
Other interest and dividends	23	19

Total interest and dividend income	6,624	6,695

Interest expense:
Deposits	780	1,152
FHLB advances	330	352
Other borrowings	157	148
Senior subordinated notes	72	142
Junior subordinated debentures	84	85

Total interest expense	1,423	1,879

Net interest income	5,201	4,816
Provision for loan losses	323	160

Net interest income after provision for loan losses	4,878	4,656

Noninterest income:
Service fees	361	402
Mortgage banking	396	312
Investment and insurance sales commissions	287	138
Net gain on sale of securities	12	—
Increase in cash surrender value of life insurance	98	101
Other noninterest income	261	289

Total noninterest income	1,415	1,242

Noninterest expense:
Salaries and employee benefits	2,298	2,163
Occupancy and facilities	497	406
Loss on foreclosed assets	6	233
Data processing and other office operations	477	404
Advertising and promotion	78	58
FDIC insurance premiums	101	107
Other noninterest expenses	625	748

Total noninterest expense	4,082	4,119

Income before provision for income taxes	2,211	1,779
Provision for income taxes	602	599

Net income	$1,609	$1,180
Basic earnings per share	$0.97	$0.70
Diluted earnings per share	$0.97	$0.70

PSB Holdings, Inc.

Consolidated Statements of Comprehensive Income

	Three Months Ended
	March 31,
(dollars in thousands – unaudited)	2013	2012

Net income	$1,609	$1,180

Other comprehensive income, net of tax:

Unrealized gain (loss) on securities available for sale	(126)	2

Reclassification adjustment for security gain included in net income	(7)	—

Amortization of unrealized gain on securities available for sale
transferred to securities held to maturity included in net income	(68)	(71)

Unrealized gain (loss) on interest rate swap	7	(10)

Reclassification adjustment of interest rate swap settlements included in earnings	27	25

Comprehensive income	$1,442	$1,126

PSB Holdings, Inc.

Consolidated Balance Sheets

March 31, 2012 unaudited, December 31, 2012 derived from audited financial statements

	December 31,	December 31,
(dollars in thousands, except per share data – unaudited)	2013	2012
Assets

Cash and due from banks	$9,856	$20,332
Interest-bearing deposits and money market funds	2,996	1,431
Federal Funds sold	—	27,084

Cash and cash equivalents	12,852	48,847
Securities available for sale (at fair value)	69,077	75,387
Securities held to maturity (fair value of $73,761 and $72,364)	71,488	69,822
Bank certificates of deposit	4,465	4,465
Loans held for sale	—	884
Loans receivable, net of allowance for loan losses	492,588	477,991
Accrued interest receivable	2,389	2,157
Foreclosed assets	1,822	1,774
Premises and equipment, net	9,990	10,240
Mortgage servicing rights, net	1,443	1,233
Federal Home Loan Bank stock (at cost)	2,906	2,506
Cash surrender value of bank-owned life insurance	11,911	11,813
Other assets	4,490	4,847

TOTAL ASSETS	$685,421	$711,966

Liabilities

Non-interest-bearing deposits	$74,552	$89,819
Interest-bearing deposits	456,621	475,623

Total deposits	531,173	565,442

Federal Home Loan Bank advances	58,124	50,124
Other borrowings	23,129	20,728
Senior subordinated notes	4,000	7,000
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	5,557	6,493

Total liabilities	629,715	657,519

Stockholders’ equity

Preferred stock – no par value: Authorized – 30,000 shares	—	—
Common stock – no par value with a stated value of $1 per share:
Authorized – 3,000,000 shares
Issued – 1,830,266 shares; Outstanding – 1,652,618 shares	1,830
Issued – 1,830,266 shares; Outstanding – 1,653,472 shares		1,830
Additional paid-in capital	6,857	7,020
Retained earnings	50,586	48,977
Accumulated other comprehensive income, net of tax	1,227	1,394
Treasury stock, at cost – 177,648 and 176,794 shares, respectively	(4,794)	(4,774)

Total stockholders’ equity	55,706	54,447

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$685,421	$711,966

PSB Holdings, Inc.

Average Balances and Interest Rates

Quarter ended March 31,

(dollars in thousands)	2013			2012
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest-earning assets:
Loans(1)(2)	$492,977	$5,740	4.72%	$444,962	$5,885	5.32%
Taxable securities	91,316	541	2.40%	78,848	572	2.92%
Tax-exempt securities(2)	51,984	565	4.41%	30,439	398	5.26%
FHLB stock	2,675	1	0.15%	3,056	1	0.13%
Other	16,240	22	0.55%	17,464	18	0.41%

Total(2)	655,192	6,869	4.25%	574,769	6,874	4.81%

Non-interest-earning assets:
Cash and due from banks	9,934			8,413
Premises and equipment, net	10,207			9,918
Cash surrender value insurance	11,851			11,445
Other assets	9,985			11,427
Allowance for loan losses	(7,482)			(8,055)

Total	$689,687			$607,917

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$181,768	$114	0.25%	$135,723	$222	0.66%
Money market deposits	122,311	104	0.34%	107,403	173	0.65%
Time deposits	160,139	562	1.42%	162,175	757	1.88%
FHLB borrowings	52,680	330	2.54%	51,267	352	2.76%
Other borrowings	21,154	157	3.01%	19,072	148	3.12%
Senior subordinated notes	5,500	72	5.31%	7,000	142	8.16%
Junior subordinated debentures	7,732	84	4.41%	7,732	85	4.42%

Total	551,284	1,423	1.05%	490,372	1,879	1.54%

Non-interest-bearing liabilities:
Demand deposits	77,454			60,820
Other liabilities	5,812			5,709
Stockholders’ equity	55,137			51,016

Total	$689,687			$607,917

Net interest income		$5,446			$4,995
Rate spread			3.20%			3.27%
Net yield on interest-earning assets			3.37%			3.50%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent as is using a tax rate of 34%.

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